Exhibit A Series of the Trust

As amended December 10, 2021

The following Funds are covered under this agreement:

BioShares ETF
Strategy Shares Nasdaq 7HANDL™ Index ETF
Strategy Shares Nasdaq 5HANDL™ Index ETF
Strategy Shares Drawbridge Dynamic Allocation ETF
Strategy Shares Newfound/ReSolve Robust Momentum ETF
Strategy Shares Gold-Hedged Bond ETF
Strategy Shares Halt Climate Change ETF
Strategy Shares Nasdaq 10HANDL™ Index ETF

Strategy Shares

By: _/s/ Stephen P. Lachenauer

Print Name: Stephen P. Lachenauer

Title: Trustee

MFund Services LLC

By: /s/ Jerry Szilagyi ___

Print Name: Jerry Szilagyi

Title: President